EXHIBIT 99.1

Media Contact:
Nate Swanson
Taleo Corporation
925.452.3156
e-mail: ir@taleo.com

Taleo Works to Meet NASDAQ Listing Requirements

Dublin, CA – November 18, 2008 - Taleo Corporation (NASDAQ: TLEO) announced today that it received a letter from the NASDAQ Stock Market on November 13, 2008, indicating that, because Taleo had failed to timely file its Form 10-Q for the quarter ended September 30, 2008, the company is currently not in compliance with the continued listing requirements set forth in NASDAQ Marketplace Rule 4310(c)(14).

The NASDAQ letter, which was expected, advised that, pursuant to NASDAQ rules, Taleo has 60 calendar days to submit a plan to NASDAQ to regain compliance.  Following review of such plan, NASDAQ staff can grant the Company an exception, up to 180 calendar days from the due date of the Form 10-Q, or May 11, 2009, to regain compliance.

Taleo issued a press release on November 10, 2008, detailing the reasons for its filing delay. The Company is working diligently to complete the preparation of the Form 10-Q, and intends to timely submit a plan to regain compliance to NASDAQ.  During this time, and for the extension period which may be granted to Taleo by NASDAQ, Taleo’s securities will continue to be listed on NASDAQ. Upon Taleo’s filing of its Form 10-Q for the quarter ended September 30, 2008, Taleo will again become compliant with NASDAQ Marketplace Rule 4310(c)(14).

About Taleo

Taleo (NASDAQ: TLEO) is the leader in on demand unified talent management solutions that empower organizations of all sizes to assess, acquire, develop and align their workforces for improved business performance. More than 3,800 organizations use Taleo, including 47 of the Fortune 100 and 3,000 small and medium sized businesses, for talent acquisition and performance management, in 200 countries and territories. Known for its strong configurability and usability, Taleo’s talent management platform runs on a world-class infrastructure and offers 99.9% availability. Taleo’s Talent Grid harnesses the resources of the Taleo community of customers, candidates, and partners to power the talent needs of companies around the world.

Forward-looking Statements

This release contains forward-looking statements, including statements regarding: the submission of a plan to regain compliance with NASDAQ Marketplace Rules and the timing of filing of Taleo’s Form 10-Q.  Any forward-looking statements contained in this press release are based upon Taleo’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Taleo’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Taleo disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including risks related to Taleo’s ability to issue timely financial results, the timing and results of Taleo’s review of its revenue recognition practices, negative reactions from Taleo’s stockholders or customers to the delay in providing financial information, the impact and result of any litigation, investigation or other action by the NASDAQ Stock Market, Securities and Exchange Commission, any other governmental agency or other parties related to Taleo, uncertainties regarding general economic conditions and other factors affecting the operation of Taleo’s business. Further information on potential factors that could affect actual results is included in Part I, Item 1A of Taleo’s Annual Report on Form 10-K, as filed with the SEC on March 14, 2008, in Part II, Item 1A of Taleo’s Quarterly Report on Form 10-Q, as filed with the SEC on August 11, 2008, and in other reports filed by Taleo with the SEC.